Exhibit 5.1

Reed Smith LLP
435 Sixth Avenue
Pittsburgh, PA 15219-1886
412.288.3131
Fax 412.288.3063
November 15, 2005
Respironics, Inc.
1010 Murry Ridge Lane
Murrysville, PA 15668

Re:	Registration Statement on Form S-8 for Respironics, Inc.
2005 Supplemental Executive Retirement Plan and
2005 Non-Employee Director Deferred Compensation Plan
Gentlemen:
     We have acted as counsel to Respironics, Inc., a Delaware corporation (the “Company”), in connection with the above-captioned Registration Statement (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, $25,000,000 of Deferred Compensation Obligations, payable in the future to participants in accordance with the terms of the Respironics, Inc. 2005 Supplemental Executive Retirement Plan and the Respironics, Inc. 2005 Non-Employee Director Deferred Compensation Plan (collectively, the “Plans”). In connection with this opinion, we have examined, among other things:
     (1) the Certificate of Incorporation and Bylaws of the Company, as amended to date;
     (2) actions taken by the Board of Directors of the Company on December 29, 2004 adopting the Plans; and
     (3) the Plans, as currently in effect.
     Based upon the foregoing, we are of the opinion that the Deferred Compensation Obligations will be validly and legally binding obligations of the Company in accordance with and subject to the terms of the Plans.
     In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the State of Delaware and federal laws of the United States of America and the foregoing opinion is limited to such laws.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Opinion.”

Very truly yours,
/s/ REED SMITH LLP

JGA:ARN